Exhibit 10.1

EXECUTION VERSION

$10,000,000

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of February 28, 2013

By and Between

ADCO PRODUCTS, LLC,

as Borrower

and

ACUITY SPECIALTY PRODUCTS, INC.

as Lender

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5.4	Maintenance of Collateral	13
5.5	Impositions and Taxes	13
5.6	Insurance	13
5.7	Notice of Default	14
5.8	Enforcement of Intercompany Note	14
5.9	Indemnification	14

ARTICLE VI	Negative Covenants	14

6.1	Single Purpose; Liquidation, Sale of Assets and Merger	14
6.2	Amendments to Organization Documents; Organizational Changes	15
6.3	Liens; Sale or Other Transfer of Collateral	15
6.4	Hedging Agreements	15
6.5	Indebtedness	15
6.6	Investments; Loans; Advances	15
6.7	Material Documents	16
6.8	Transactions with Affiliates	16
6.9	Changes in Locations	16

ARTICLE VII	Financial Covenants	16

7.1	Earnings Before Interest and Taxes	16
7.2	Capital Expenditures	17

ARTICLE VIII	Events of Default; Remedies	17

8.1	Events of Default	17
8.2	Remedies	19
8.3	Right to Cure	19
8.4	Remedies Not Exclusive	19
8.5	No Waiver of Rights or Remedies	19
8.6	Confidentiality and Lender’s Duty with Respect to Collateral	20
8.7	Power of Attorney	20

ARTICLE IX	Miscellaneous	20

9.1	Costs, Expenses and Attorney’s Fees	20
9.2	Survival of Representations and Warranties, etc.	21
9.3	Notices	21
9.4	Amendments and Waivers	22
9.5	Severability	22
9.6	Governing Law; Binding Nature; etc.	22
9.7	Right to Set Off	22
9.8	Successors and Assigns	22
9.9	No Joint Venture	23
9.10	RELEASE	23
9.11	WAIVER OF JURY TRIAL	24
9.12	Effect of Restatement	24

APPENDIX A Rules of Usage and Definitions

ii

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 28, 2013, is made by and between ADCO PRODUCTS, LLC, a Georgia limited liability company (the “Borrower”), and ACUITY SPECIALTY PRODUCTS, INC., Georgia corporation (the “Lender”).  Unless otherwise indicated, capitalized terms used herein have the meanings set forth in Appendix A hereto.

PREAMBLE

WHEREAS, the Borrower and the Lender are parties to that certain Bridge Loan and Security Agreement dated as of December 19, 2011 (the “Original Loan Agreement”), pursuant to which the Lender made a bridge term loan to the Borrower in the aggregate principal amount of $12,500,000 (the “Original Loan”);

WHEREAS, the Borrower and Lender now desire to amend and restate the Original Loan Agreement to, among other things, (i) “term out” the Original Loan and (ii) reduce the outstanding principal amount of the Original Loan by $2,500,000 in exchange for the issuance to the Lender of warrants in the Borrower and Equinox pursuant to those certain Warrant Agreements dated as of the date hereof, by and between the Borrower and the Lender (the “Borrower Warrant Agreement”) and the Borrower and Equinox (the “Equinox Warrant Agreement” and together with the Borrower Warrant Agreement, the “Warrant Agreements”);

WHEREAS, the Lender is willing to enter into to this Agreement on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other valuable consideration, the parties agree as follows:

ARTICLE I
Waiver; Amount and Terms of Loan; Collateral

1.1                               Reserved.

1.2                               Loan and Transactions at Closing; Promise to Pay.  Pursuant to the Original Loan Agreement, the Lender made the Original Loan in the aggregate principal amount of $12,500,000.  The Lender has agreed, on the Closing Date, to reduce the outstanding principal balance of the Original Loan to $10,000,000 (hereinafter referred to as the “Loan”) and modify certain of the terms and provisions applicable to the Original Loan in consideration for the issuance of warrants in the Borrower and Equinox pursuant to the Warrant Agreements.  The Loan shall be continued under this Agreement in accordance with the provisions of Section 1.4 below.  The Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of the Loan and accrued and unpaid interest thereon, and any other Secured Obligations, as and when due in accordance with this Agreement.

1.3                               Interest.

(a)                           The Loan will bear interest at a rate per annum equal to the lesser of (i) the Lender’s average interest rate payable on its Lender Financing Facility for the preceding fiscal quarter plus 325 basis points (3.25%) and (ii) the average Prime Rate plus 1000 basis points (10%) (the “Interest Rate”); provided, that, immediately upon any assignment by the Lender pursuant to Section 9.8 of this Agreement, the Interest Rate shall be the average Prime Rate plus the Applicable Margin (as set forth below).  Interest shall be computed on the principal balance of the Loan outstanding hereunder from time to time.  The Lender maintains its books of account on a fiscal year that ends on August 31 of each year.  The Lender’s fiscal quarters commence on September 1, December 1, March 1 and June 1 of each year.  Interest shall be payable quarterly (on a fiscal quarter basis corresponding to the Lender’s fiscal quarters) in arrears within five (5) days after receipt of written notice (in reasonable detail and accompanied by supporting calculations of the Lender’s average interest rate for such quarter) from the Lender of the amount of interest on the Loan then due and owing for the preceding quarter.  For calculation of interest, a 360-day year basis for the actual number of days elapsed shall be used, and the average Prime Rate shall be determined by averaging the Prime Rate for each day of the quarter.  At any time upon the reasonable request of the Borrower, the Lender shall provide a copy of (or a SEC link to), the then applicable Lender Financing Facility.

For purposes of this Section 1.2(a), “Applicable Margin” shall mean the applicable rate per annum set forth below based upon the outstanding principal balance of the Loan:

Outstanding Principal Balance of the Loan	Applicable Margin
>$8,000,000	10%
>$6,000,000, but <$8,000,000	9%
<$6,000,000	8%

(b)                           After the occurrence and during the continuation of an Event of Default and upon written notice from the Lender, interest shall accrue on all amounts due hereunder at a rate of 2% per annum above the Interest Rate (the “Default Rate”).

1.4                               Continuation of Loan; No Novation.  Upon the execution and delivery of this Agreement, and the satisfaction of the conditions set forth in Article II herein, the Original Loan under the Original Loan Agreement (as modified herein, including the reduction of the principal amount of the Original Loan on the Closing Date) shall continue in full force and effect, but shall now be governed by the terms and conditions set forth in this Agreement.  Such modified portion of the Original Loan, together with any and all additional obligations incurred by the Borrower or the Guarantor hereunder or under any of the other Loan Documents, shall continue to be secured by the Collateral.  The Borrower hereby reaffirms the Secured Obligations, grants of security interests, pledges and the validity of all covenants by the Borrower contained herein and in any and all other Loan Documents, as applicable.  The Borrower and the Lender acknowledge and agree that the execution and delivery of this Agreement shall not constitute a novation or repayment of the Original Loan under the Original Loan Agreement, as modified on the Closing Date, including, without limitation, on account of the reduction of the principal amount of the Original Loan in consideration of the Warrant Agreements.

1.5                               Purpose.  The proceeds of the Original Loan were used by the Borrower solely to consummate the Acquisition (including reimbursing Equinox for certain costs and expenses incurred prior to closing under the Original Loan Agreement in pursuit of the Acquisition (e.g., transition costs and the deposit paid to the Seller)), as reflected in the Lender-approved Flow of Funds (as defined under the Original Loan Agreement), and for working capital and general corporate purposes of the Borrower.

1.6                               Mandatory Prepayments.

(a)                           On each of the dates set forth below, the Borrower shall be required to, and shall, repay the principal amount of the Loan in the amount set forth opposite such date, except that the payment due on the Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Loan plus all unpaid accrued interest thereon:

Date of Payment	Amount of Principal Payment

June 30, 2013	$300,000
December 31, 2013	$300,000

June 30, 2014	$300,000
December 31, 2014	$300,000

June 30, 2015	$600,000
December 31, 2015	$600,000

June 30, 2016	$600,000
December 31, 2016	$600,000

February 28, 2018	All remaining outstanding principal balance plus all unpaid accrued interest thereon

(b)                           Unless otherwise agreed to in writing by the Lender, immediately upon receipt by the Borrower of any net proceeds (i.e., gross proceeds less the actual reasonable costs incurred in connection with such sales or other dispositions) from any sale of assets with an aggregate value in excess of $25,000 in any fiscal year, the Borrower shall prepay the Secured Obligations in an amount equal to all net proceeds received in excess of $25,000 in such fiscal year.

(c)                            After an Event of Default has occurred and is continuing, immediately upon receipt by the Borrower of any payments under the Master Intercompany Promissory Note, the Borrower shall prepay the Secured Obligations in an amount equal to all payments received by the Borrower thereunder.

(d)                           Within fifteen (15) days after the Borrower gives notice of its intent to repay the Loan pursuant to Section 8 of either Warrant Agreement, the Borrower shall repay the entire amount of the outstanding Secured Obligations.

1.7                               Voluntary Prepayments and Repayment Provisions.

(a)                           The unpaid principal balance of the Loan, together with all unpaid accrued interest thereon, may be prepaid in whole or in part upon the Borrower’s provision of not less than ten (10) days’ prior written notice to the Lender.

(b)                           Payments made by the Borrower pursuant to Sections 1.6(b), 1.6(c), 1.6(d) and 1.7 shall be applied as follows: first, to any unpaid accrued and unpaid costs and expenses; second, to any unpaid accrued interest on the Loan; and third, to the principal balance of the Loan in the inverse order of maturity.

(c)                            All payments of principal, interest and other amounts payable hereunder or under any other Loan Document shall be made to the Lender for the account of the Lender in dollars in immediately available funds at the Lender’s office or any other place designated in writing by the Lender.

1.8                               Grant of Security Interest; Priority.  The Borrower hereby reaffirms its prior grant to the Lender of the liens and security interests granted under the Original Loan Agreement and hereby further grants Lender, to secure the payment and performance in full of all of the Secured Obligations, a lien on and continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  The Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral.  If this Agreement is terminated, the Lender’s lien on and security interest in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Secured Obligations (other than inchoate indemnity obligations), Lender shall, at Borrower’s sole cost and expense, release its lien on and security interest in the Collateral and all rights therein shall revert to the Borrower.

(a)                           If the Borrower (i) acquires a commercial tort claim, (ii) acquires rights to, or applies for or seeks registration of, any new registered patents, trademarks or copyrights, (iii) becomes the beneficiary under any letter of credit or (iv) acquires any rights to, or interest in, any promissory notes or other instruments, then the Borrower shall promptly notify the Lender in a writing signed by the Borrower of the general details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Lender.

(b)                           The Borrower will cause each bank or other financial institution in which it maintains a deposit account or other deposits to enter into a control agreement in favor of the Lender with respect to such deposit accounts or other deposits.

1.9                               Authorization to File Financing Statements, PTO Filings.  The Borrower hereby authorizes the Lender to file, without notice to Borrower, financing statements, continuation statements and any other filings or security agreements, with all appropriate jurisdictions or offices (including with the United States Patent and Trademark Office) to perfect, maintain perfection or otherwise protect the Lender’s interest or rights hereunder.  Financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.

1.10                        Guaranty; Pledge Agreement.  The Loan shall be also continue to be guaranteed by the Guarantor pursuant to the Guaranty and secured by the Pledge Agreement and the Lender’s first priority lien on and security interest in the collateral described therein shall, at all times, be properly perfected.

ARTICLE II
Conditions of Lending

2.1                               Closing Date.  The Lender’s obligation to execute and deliver this Agreement is subject to the fulfillment to the Lender’s satisfaction of the following conditions:

(a)                           The representations and warranties of the Borrower and the Guarantor made or contained herein or otherwise made in writing by or on behalf of the Borrower and the Guarantor in connection with the transactions contemplated hereby shall be (and shall be certified by the Borrower) as true and correct.

(b)                           The Borrower shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it before or on the Closing Date.

(c)                            The Borrower’s organizational documents (including its articles of formation and operating agreement) shall be in form and substance satisfactory to the Lender.

(d)                           After giving effect to this Agreement, no Event of Default and no event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing hereunder.

(e)                            All credit investigations and other legal and business due diligence required by the Lender shall have been completed.

(f)                             The Borrower shall have furnished to the Lender the following;

(i)                                     A manager’s certificate (or substantively similar document acceptable to Lender) for each of the Borrower and Equinox which shall include, either directly or by incorporated attachments, (A) certifications as to the incumbency of each of such entity’s manager and/or officers (if any), together with specimen signatures of the manager/those officers who will have the authority to execute documents on behalf of such party; and (B) true and complete copies of (1) such entity’s articles of organization or formation; (2) such entity’s operating agreement or other constitutional documents; and (3) resolutions of the appropriate governing body or board authorizing the transactions contemplated herein (including the issuance of warrants), or a certification that there have been no amendments to such organizational documents since December 19, 2011 and such organizational documents remain in full force and effect as of the date hereof;

(ii)           Good standing certificates (or certificates of similar import and substance) for each of the Borrower and Equinox from its jurisdiction of formation;

(iii)          A certificate regarding the solvency of the Borrower, executed by its chief financial officer;

(iv)          Projections for the Borrower prepared for Fiscal Years 2013 (on a month to month basis) and 2014 (on an annual basis);

(v)           To the extent not already delivered to the Lender, stock or membership certificates evidencing 100% of the issued and outstanding ownership interests of the Borrower and Equinox, if certificated;

(vi)          To the extent not already delivered to the Lender evidence satisfactory to it (in the form of ACORD certificates) that the insurance requirements in Section 5.6 have been and remain satisfied and that the Lender is named as an additional insured and/or loss payee as its interests may appear, together with loss payable endorsements and endorsements naming the Lender as a co-insured;

(vii)         Such other information or documentation that the Lender may reasonably request.

(g)                            The Lender shall have received a control agreement for each deposit account of the Borrower, duly executed by the Borrower and the depository bank.

(h)                           The Lender shall have received the Master Intercompany Promissory Note evidencing all intercompany receivables owed (or from time to time owing) by Equinox to the Borrower, duly executed by Equinox, as borrower, together with an undated endorsement for such promissory note duly executed in blank by the Borrower, as holder of the Intercompany Promissory Note, and if the outstanding balance of the intercompany receivables owed by Equinox to the Borrower as of Closing Date is greater than $3,000,000, then the Borrower shall have received a prepayment from Equinox equal to the outstanding amount in excess of $3,000,000.

(i)                               The Guarantor shall have executed and delivered the Reaffirmation and Acknowledgment of Guaranty and Pledge Agreement and First Amendment to Pledge Agreement in form and substance acceptable to the Lender, with respect to the Guarantor’s obligations under each of the Guaranty and the Pledge Agreement.

(j)                              The Guarantor shall have executed and delivered the Restrictive Covenants Agreement in form and substance satisfactory to the Lender.

(k)                           The Lender shall have received the Side Letter Amendment (No. 1) to Technology Sharing & License Option Agreement dated February 1, 2012 between Equinox and the Lender, duly executed by Equinox, in form and substance satisfactory to the Lender.

(l)                               The Borrower and Equinox shall have executed and delivered the Warrant Agreements in form and substance acceptable to the Lender.

(m)                       All other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Lender and the Lender’s counsel, and the Lender or the Lender’s counsel shall have received all such counterpart originals or certified or other copies of such documents as the Lender or they may reasonably request (including without limitation, this Agreement, the Warrant Agreements, an Affirmation and Acknowledgment of Guaranty and Pledge Agreement, any security agreements to be filed with the United States Patent and Trademark Office and, if required by the Lender, deposit account control agreements among the Borrower, the Lender and the Borrower’s depository bank).

(n)                           The Borrower shall have paid to the Lender all accrued and unpaid interest under the Original Loan Agreement in an amount equal to $234,940.52.

(o)                           The Borrower shall have paid all invoiced fees and expenses of Hunton & Williams LLP, counsel to the Lender.

2.2                               Post-Closing Conditions.  The Lender’s obligation to maintain the Loan is subject to the fulfillment to the Lender’s satisfaction of the following conditions:

(a)                                 Within thirty (30) days after the Closing Date, the Borrower shall have delivered to the Lender copies of all key man life insurance policies and a collateral assignment of at least $10,000,000 of such key man life insurance policies.

(b)                                 Within thirty (30) days after the Closing Date, the Borrower shall have engaged, at its sole cost and expense, a third party escrow agent acceptable to the Lender (“Escrow Agent”) to hold the Borrower’s proprietary formulas pursuant to an escrow arrangement acceptable to the Lender and shall have delivered all of its proprietary formulas to the Escrow Agent.

ARTICLE III
Representations and Warranties of the Borrower

The Borrower represents and warrants to the Lender as follows:

3.1                               Due Organization, Standing and Authority; Single Purpose; Ownership.

(a)                           The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Georgia and has all requisite limited liability company power and authority to own and operate its properties and to carry on its business and to execute and deliver the Loan Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b)                           The Guarantor has the full legal capacity to execute, deliver and perform the Loan Documents to which he is a party.

3.2                               Agreement Authorization.  The execution, delivery and performance of this Agreement, the borrowing hereunder and the execution, delivery and performance of the Warrant Agreements and the other Loan Documents and the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Borrower and Equinox, as applicable.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and the Warrant Agreement and the other Loan Documents to which the Borrower or Equinox, as applicable, are a party when executed and delivered will constitute, the legal, valid and binding obligations of the Borrower or Equinox, as applicable, enforceable against the Borrower or Equinox, as applicable, in accordance with their respective terms.

3.3                               Authorization and Legality of the Pledge Agreement.  Each of the Guaranty and the Pledge Agreement constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

3.4                               Government Approval.  No consent, approval or authorization of, or qualification, designation, declaration or filing with any governmental authority or other third party is required in connection with (i) the execution and delivery by the Borrower or Equinox, as applicable, of the Loan Documents to which it is a party or (ii) in the case of the Guarantor, the execution, delivery and performance of the Guaranty and the Pledge Agreement.

3.5                               Liens.  Except as contemplated by the Loan Documents, none of the Borrower’s properties or assets is subject to any mortgage, pledge, lien, conditional sale or other title retention agreement, security interest, lease, charge or encumbrance.

3.6                               Litigation, etc.  There is no action, proceeding or investigation pending or threatened (or any basis therefor known to the Borrower), that questions the validity of any of the Loan Documents or any action taken or to be taken pursuant to this Agreement or contemplated hereby, or that might result, either in any case or in the aggregate, in any material adverse change in the business, prospects, operations, affairs or condition of the Borrower or in any of its properties or assets, or in any material liability on the part of the Borrower.

3.7                               Compliance with Other Instruments, etc.

(a)                           None of the Borrower, the Guarantor or Equinox is in violation of any material agreement to which it is a party or by which any of its properties are bound.

(b)                           None of the Borrower, the Guarantor or Equinox is in default in the payment of the principal of or interest on any indebtedness for borrowed money.

(c)                            The Borrower is not in violation of any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, including without limitation, (i) federal or state securities laws, zoning laws and ordinances, subdivision ordinances, federal labor laws and regulations, the federal Occupational Safety and Health Act and regulations thereunder, the federal Employees Retirement Income Security Act, and (ii) to the Borrower’s knowledge,

Environmental Laws, the violation of which might have a material adverse effect on the business, prospects, operations, affairs or condition of the Borrower or any of its properties or assets.

(d)                           The execution, delivery and performance of the Loan Documents and the taking of all actions contemplated hereby or thereby will not (i) result in any violation of or be in conflict with or constitute a default under any of the foregoing instruments, documents, laws, regulations, ordinances, judgments, orders or decrees, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Borrower, the Guarantor or Equinox pursuant to any of the foregoing or (ii) materially adversely affect the business, prospects, operations, affairs or condition of the Borrower or Equinox, as applicable, or any of its properties or assets.

3.8                               Locations.  The address of the chief executive office of the Borrower is set forth on Schedule 3.8.  All books and records of the Borrower are maintained exclusively in the possession of the Borrower at the address specified on Schedule 3.8.  There is no location where the Borrower maintains any Inventory or Equipment (other than Inventory in transit and Equipment out for repair) with an aggregate value in excess of $25,000, other than the locations set forth on Schedule 3.8.

3.9                               Contracts and Licenses, etc.  The Borrower has furnished to the Lender (or shall furnish to the Lender promptly as the same become obtainable) true and correct copies of all material contracts, agreements, licenses, permits and approvals to which the Borrower is a party or which are necessary for the conduct of the Borrower’s business.

3.10                        Environmental Condition of Property etc.  To the Borrower’s knowledge, except as set forth on Schedule 3.10, there are no liabilities, claims, obligations, actions, demands, fines, liens, lawsuits, causes of action, penalties, investigations or notices arising out of Environmental Law or pertaining to Hazardous Materials (“Environmental Claims”), pending or threatened against the Borrower or Equinox, and each of the Borrower and Equinox has undertaken all appropriate inquiry into the previous ownership and uses of any owned and leased real property consistent with good commercial or customary practice in an effort to minimize liability.  Except as set forth on Schedule 3.10, each of the Borrower and Equinox has obtained all licenses, permits, authorizations, consents, and approvals (collectively “Permits”) required by Environmental Law with respect to its business.  Except as set forth on Schedule 3.10, all required Permits are in full force and effect and each of the Borrower and Equinox is, and shall remain, in compliance with the terms, conditions and requirements of any such Permit.

3.11                        No Material Misstatements.  Neither any of the Loan Documents nor any written statements furnished by the Borrower, the Guarantor or Equinox, or to the Borrower’s knowledge by a third Person on behalf of the Borrower, the Guarantor or Equinox, in connection with the Loan (including, but not limited to, any financial statements) or the Warrant Agreements contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading.  There is no fact that the Borrower, the Guarantor or Equinox has not disclosed in writing to the Lender that materially affects adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Borrower, the Guarantor or Equinox or the ability of the Borrower, the Guarantor or Equinox to perform its or his, as applicable, obligations under the Loan Documents.

3.12                        Solvency.  After giving effect to this Agreement, each of the Borrower, the Guarantor and Equinox is Solvent.

3.13                        Ownership Interests.  No Person or entity other than the Guarantor owns any ownership or membership interest, economic or otherwise, in the Borrower or Equinox.  Except as described on Schedule 3.13, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of capital stock or other equity interests of the Borrower or Equinox.

3.14                        Intercompany Receivable.  Schedule 3.14 sets forth the full amount of all intercompany receivables owed by Equinox to the Borrower as of the Closing Date.

ARTICLE IV
Covenants Regarding Accounting;
Financial Statements and Other Information

4.1                               Accounting.  The Borrower will:

(a)                           maintain a system of accounting established and administered in accordance with generally accepted accounting principles;

(b)                           keep at all times proper books or records of account in which full, true, and correct entries will be made of its transactions in accordance with generally accepted accounting practices;

(c)                            set aside on its books reserves for depreciation, obsolescence and amortization of its properties, determined in accordance with generally accepted accounting practices, and all other proper reserves, similarly determined, that should be set aside in connection with its business in accordance with generally accepted accounting principles; and

(d)                           maintain a process of internal control over its financial reporting, which process will provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Borrower, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Borrower are being made only in accordance with authorizations of management of the Borrower and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Borrower’s assets that could have a material effect on the financial statements.

4.2                               Financial Statements; Other Information.  The Borrower will deliver or cause to be delivered to the Lender, at the Borrower’s expense:

(a)                           within 90 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2012), an audited balance sheet of the Borrower as at the end of such year and audited statements of income and retained earnings, surplus or members’ capital and of changes in the financial position of the Borrower for such year, setting forth (in the case of the balance sheet) in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, and certified by the Borrower’s chief financial officer and an independent certified public accountant reasonably acceptable to the Lender;

(b)                           within 20 days after the end of each calendar month, a balance sheet of the Borrower as at the end of such month and statements of income and retained earnings, surplus or members’ capital and of changes in the financial position of the Borrower for such month, setting forth in each case in comparative form the figures for the previous calendar month, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis, and certified by the Borrower’s chief financial officer;

(c)                            within 15 days prior to the end of each fiscal year of the Borrower, an annual projected operating budget in reasonable detail for the following fiscal year;

(d)                           together with the delivery of the financial statements required by Sections 4.2(a) and 4.2(b), a compliance certificate in the form of Exhibit A attached hereto;

(e)                            within 20 days after the end of each calendar month, a report setting forth in reasonable detail all asset sales by the Borrower during the previous month;

(f)                             within 20 days after the end of each calendar month, a budget report setting forth the variance between the projected operating budget for such month (based upon the budget submitted pursuant to subsection (c) hereof) and the actual budget for such month, along with an explanation of significant variances;

(g)                            within 20 days after the end of each calendar month, a report detailing the then outstanding intercompany loan balance between Equinox and the Borrower and reflecting the net cash settlement at the end of such month of the current portion of such balance;

(h)                           within 15 days after the timely filing thereof, copies of all federal, state and, if any, local income tax returns of the Borrower (and for so long as the Borrower is taxed as a sole proprietorship and reporting its results on Schedule C of the Guarantor’s Form 1040, delivery of a copy of such Schedule C shall be sufficient);

(i)                               upon written request of the Lender, a certificate that the insurance required by Section 5.6 hereof is in effect and that all premiums thereon have been paid; provided that as long as no Event of Default has occurred or there has been no change in or expiration of the Borrower’s insurance, the Lender may only request such certificate once in any year;

(j)                              promptly (but in any event within three business days after the occurrence thereof) written notice of any cancellation, reduction in coverage or termination of any insurance policy maintained by the Borrower;

(k)                           Promptly (but in any event within three business day after the occurrence, delivery or receipt thereof, as applicable), (a) written notice of all material developments related to the Notice of Violation received on February 1, 2013 by Equinox from the Georgia Department of Natural Resources and copies of all notices received from the Georgia Department of Natural Resources in connection therewith and (b) written notice of any other alleged or actual violation of any Environmental Law by the Borrower or Equinox and copies of any documentation from a governmental authority or other Person alleging that the Borrower, Equinox or the Guarantor may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Material into the environment; and

(l)                               with reasonable promptness, such other information and data with respect to the Borrower, the Guarantor or Equinox and/or compliance with the terms and conditions of the Loan Documents as from time to time may be reasonably requested by Lender.

4.3                               Proprietary Formulas.  The Borrower shall deliver to the Escrow Agent within 20 days after the end of each June and December copies of all new proprietary formulas of the Borrower developed, acquired or obtained during the previous period.

4.4                               Inspection.  The Borrower will permit the Lender or any authorized representatives designated by the Lender, at the Borrower’s expense, to inspect the Borrower’s books of account and records (and to make copies thereof and to take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, all at such reasonable times (which shall be during normal business hours) and as often as may be reasonably requested.  Any such inspection, or the procuring of documents and financial and other information, by the Lender or on the Lender’s behalf, shall be for the Lender’s protection only, and shall not constitute any assumption of responsibility to the Borrower or anyone else with regard to the financial condition of the Borrower nor the Lender’s approval of any certification given to the Lender nor relieve the Borrower of any of its obligations.

ARTICLE V
Additional Affirmative Covenants

The Borrower further covenants and agrees that so long as any Secured Obligations remain outstanding:

5.1                               Compliance with Laws, etc.  The Borrower shall comply with all applicable federal, state and local laws, ordinances, regulations and restrictive covenants relating to the Borrower’s business and its operations, including without limitation all Environmental Laws.

5.2                               Existence; Conduct of Business.  The Borrower shall maintain its limited liability company existence and the right to carry on its business and use its best efforts to maintain, preserve and renew all rights, powers, privileges, and franchises and conduct its business in the usual and ordinary course, and enter into no contract otherwise than in the ordinary course of business.

5.3                               Single Purpose Entity.

(a)                           The Borrower shall maintain with a commercial banking institution its own deposit account or accounts separate from those of any Affiliate.  Except as expressly permitted by Section 6.6, the Borrower shall only use the funds on deposit in such account in conjunction with operating its business in the ordinary course and consistent with the budget provided to the Lender pursuant to Section 4.2(c) of this Agreement.

(b)                           The Borrower shall, to the extent it shares the same officers or other employees as its Affiliates, ensure (i) that the salaries of and the expenses relating to providing benefits to such officers and employees is fairly allocated among such entities and (ii) that each such entity bears its fair share of the salary and benefit costs associated with all such common officers and employees.

(c)                            To the extent that the Borrower and its Affiliates have offices in the same location, the Borrower shall ensure (i) that there shall be a fair and appropriate allocation of overhead costs associated among them and (ii) that each entity bears its fair share of such costs.

(d)                           The Borrower shall (i) maintain its books and records separate from those of any other Person, (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets, (iii) observe all limited liability company formalities, (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity, (v) prepare separate tax returns (or properly segregate the Schedule C reporting on the Guarantor’s Form 1040) and financial statements, or if part of a consolidated group, be shown as a separate member of such group, (vi) conduct business in its name and use separate stationary, invoices and checks and (vii) not commingle its assets or funds with those of any other Person.

(e)                            The Borrower shall provide information, reports and data with respect to the Borrower’s compliance with and adherence to the terms and conditions of this Section 5.3 as may from time to time may be reasonably requested by Lender.

5.4                               Maintenance of Collateral.  The Borrower shall preserve, keep and maintain the Collateral and other property in good condition, repair, and working order.

5.5                               Impositions and Taxes.  The Borrower shall file, or cause to be filed, all federal, state and local tax returns that are required to be filed and pay all taxes as shown on such returns or on any assessment received to the extent that such taxes have become due, except taxes the validity of which is being contested in good faith by appropriate proceedings.  The Borrower shall pay and discharge promptly all taxes, assessments, impositions and governmental charges or levies imposed upon the Borrower, its income or any of its properties that, if unpaid, might become a lien or charge upon the Collateral or any part thereof.

5.6                               Insurance.

(a)                           The Borrower shall (i) maintain insurance policies with financially sound insurance companies or associations, in such amounts and covering such risks as is usually carried by companies engaged in the same or similar businesses and owning similar properties in the same general areas in which the Borrower operates, all of which policies covering the Collateral shall name the Lender as an additional insured and the lender loss payee as its interests may appear, and contain other provisions as the Lender may reasonably require to protect fully the Lender’s interest in the Collateral and in any payments to be made under such policies and (ii) furnish to the Lender, from time to time promptly upon written request, certificates of insurance (in the form of an ACORD certificate).

(b)                           The Borrower shall acquire and have in place within thirty (30) days of the Closing Date and shall thereafter maintain at all times a “keyman” life insurance policy issued by an insurance company acceptable to the Lender in its sole discretion that provides a death benefit in an amount equal to at least the principal amount of the Loan, which “keyman” life insurance policy shall be collaterally assigned to the Lender pursuant to a valid assignment agreement duly acknowledged by the policy issuer (the “Keyman Life Insurance Requirement”).

5.7                               Notice of Default.  The Borrower shall notify the Lender in writing promptly upon the occurrence of any Event of Default hereunder or any event that would become an Event of Default upon notice or the lapse of time, or both.

5.8                               Enforcement of Intercompany Note.  Upon the Lender’s request at any time after an Event of Default has occurred and is continuing, the Borrower shall demand payment in full of the Master Intercompany Promissory Note under Section 1(c) of the Master Intercompany Promissory Note.

5.9                               Indemnification.

(a)                           The Borrower shall protect, indemnify, save and hold the Lender and its Affiliates, officers, employees and agents (the “Indemnitee Parties”) harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against any Indemnitee Party in connection with any of the Loan Documents, except to the extent caused by an Indemnitee Party’s gross negligence or willful misconduct or the gross negligence or willful misconduct of such Indemnitee Party’s agents, employees or contractors.

(b)                           The Borrower shall indemnify and hold the Indemnitee Parties harmless from and against any and all Environmental Claims (including, but not limited to, indemnification for cleanup, remedial, or response costs, reasonable attorneys, consultants’ or experts’ fees and other expenses) of every kind and nature suffered by or asserted against any Indemnitee Party.  The Borrower’s obligations hereunder shall continue, survive and remain in full force and effect notwithstanding payment in full and satisfaction of the Loan.

ARTICLE VI
Negative Covenants

The Borrower further covenants and agrees that, so long as any Secured Obligations remain outstanding:

6.1                               Single Purpose; Liquidation, Sale of Assets and Merger.  The Borrower shall not (i) engage in any business other than the manufacture and sale of chemicals, supplies and equipment and related research, (ii) dissolve, merge or consolidate with or convert into any other entity, (iii) sell, lease, transfer, distribute, liquidate or otherwise wind-up its affairs or dispose of any of its properties or assets, other than (A) sales of Inventory in the ordinary course of business and (B) sales of assets for cash and for fair market value; provided, that the aggregate fair market value of all assets (other than Inventory in the ordinary course of business) sold by the Borrower shall not exceed $25,000 in any fiscal year without the Lender’s prior written consent (and, if such consent is given, unless otherwise agreed to in writing by the Lender, the Borrower shall be required to make the mandatory prepayment required by Section 1.6(b)), or (iv) acquire all or any substantial part of the properties or assets of any Person.

6.2                               Amendments to Organization Documents; Organizational Changes.  The Borrower shall not (i) amend its articles of organization or operating agreement or (ii) issue, cause to be issued of suffer to exist any additional equity interests, including, without limitation, any stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type of nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of equity interests of the Borrower (other than the Borrower Warrant Agreement).  The Borrower shall not (i) change its name as it appears in official filings in the jurisdiction of its organization, (ii) change the type of entity that it is, (iii) change its organization identification number, if any, issued by its jurisdiction of organization or (iv) change its jurisdiction of organization unless, in each case, the Borrower has given the Lender not less than 30 days prior written notice of such event or occurrence.

6.3                               Liens; Sale or Other Transfer of Collateral.

(a)                           The Borrower shall not assume, incur, or suffer to be created, assumed, incurred or to exist any mortgage, pledge, lease, encumbrance, lien (other than liens being contested in good faith by appropriate proceedings) or charge of any kind upon the Collateral or any part thereof (except for the lien of this Agreement).

(b)                           The Borrower shall not (i) sell, convey, mortgage, transfer, assign or permit any sale, conveyance, transfer or assignment of the Collateral or any part thereof or any of its other properties or assets or any interest therein by operation of law or otherwise (except for the lien of this Agreement and sales expressly permitted by Section 6.1(iii) above) or (ii) permit the sale, conveyance, pledge, transfer or assignment of any membership interest in the Borrower or Equinox (except for the lien of the Pledge Agreement).

6.4                               Hedging Agreements.  The Borrower shall not enter into any Hedging Agreement.

6.5                               Indebtedness.  The Borrower shall not create, incur, assume or suffer to exist any indebtedness of the Borrower for borrowed money, other than borrowed money indebtedness evidenced by this Agreement, or guaranty the obligations of any Person.

6.6                               Investments; Loans; Advances.  The Borrower shall not purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions)

any Person or any assets of any other Person constituting a business unit, other than (i) those investments, loans and advances existing on the Closing Date and set forth on Schedule 6.6 and (ii) other intercompany loans and advances, but only as long as such intercompany loans and advances are settled in cash between the Borrower and Equinox on a monthly basis within the time period and otherwise in accordance with the terms of the Master Intercompany Promissory Note.

6.7                               Material Documents.  The Borrower shall not cancel, terminate, amend, modify, or permit any cancellation or termination of, amendment or modification to, or violation or default under, or waive or release any of its material rights under any material contracts, agreements, licenses, permits, approvals, restrictive covenants or other agreements.

6.8                               Transactions with Affiliates.

(a)                           Except as expressly permitted by Section 6.6, Section 6.8(b) and Section 6.8(c) of this Agreement, the Borrower shall not make any payments to any Affiliate of the Borrower or make or pay any dividends or distributions to members of the Borrower.

(b)                           Except for Approved Affiliate Transactions, the Borrower shall not enter into any agreements, written or oral, with any Affiliate other than agreements on fair and reasonable terms and conditions (which terms and conditions shall not, in any event, include a liquidated damages provision) no less favorable to the Borrower as would be obtainable by the Borrower in a comparable arms-length transaction with a Person other than an Affiliate and, in each case, at rates and on terms approved in writing by the Lender.

(c)                            Notwithstanding Section 6.8(a) above, the Borrower may make cash dividends to the Guarantor in an aggregate amount, when taken together with all cash dividends the Guarantor receives from Equinox during such period, not to exceed (i) $15,000 in any calendar month, or (ii) $150,000 in any fiscal year, in each case, minus all salary payments made by the Borrower to the Guarantor; provided, that, in no case may any dividends be made under this section if any default or Event of Default shall have occurred and is continuing or would result from such dividend; provided, further, that for any month in which the trailing twelve-month combined operating income of the Borrower and Equinox is greater than $3,500,000, then the monthly maximum (for that calendar month only) and the annual maximum (for that fiscal year only) shall be increased by an amount equal to 5% of the amount in excess of $3,500,000.

6.9                               Changes in Locations.  No item of Inventory or Equipment may be moved from the locations set forth on Schedule 3.8 (other than Inventory in transit, sales of Inventory in the ordinary course of business and Equipment out for repair) without the prior written consent of the Lender.

ARTICLE VII
Financial Covenants

7.1                               Earnings Before Interest and Taxes.  The Borrower’s EBIT determined at the end of each month for each trailing twelve-month period ending on the last day of each month specified below shall not be less than the amount set forth below opposite such period:

Trailing Twelve-Month Period Ending the Last Day of Each Month Below	Amount

January 31, 2013 through December 31, 2013	$500,000

January 31, 2014 and each month thereafter until the Maturity Date	$1,250,000

7.2                               Capital Expenditures.  The aggregate amount of the Capital Expenditures made or committed to be made by the Borrower in any trailing twelve-month period shall not exceed $300,000 without the prior written approval of the Lender.

ARTICLE VIII
Events of Default; Remedies

8.1                               Events of Default.  If any one or more of the following events shall occur for any reason whatsoever (whether such occurrence shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or other governmental body), it shall be deemed an Event of Default hereunder:

(a)                           in the event the Borrower defaults in the due and punctual payment of principal on the Loan, interest on the Loan or any fees, costs and expenses when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, and, in the case of interest, fees, costs and expenses, such default shall continue for a period of three (3) days;

(b)                           default by the Borrower or any other Person in the performance of or compliance with any of the covenants contained in Sections 2.2, 5.2, 5.3, 5.6, Article VI or Article VII hereof;

(c)                            any representation or warranty made herein or in any other Loan Document or any statement or representation made in any report, certificate, financial statement or other instrument furnished by the Borrower or the Guarantor to the Lender pursuant to this Agreement shall prove to have been inaccurate, untrue, false or misleading in any material respect when made or delivered or when deemed made in accordance with the terms hereof;

(d)                           the death, disability or incapacity or the Guarantor at any time that the Keyman Life Insurance Requirement is not satisfied;

(e)                            the default by the Guarantor under the Guaranty, the Pledge Agreement or the Non-Compete Agreement of his obligations thereunder;

(f)                             the default by the Borrower under the Borrower Warrant Agreement of its obligations thereunder;

(g)                             the default by Equinox under the Equinox Warrant Agreement of its obligations thereunder;

(h)                           the termination or resignation of the Guarantor as the manager of the Borrower or Equinox;

(i)                               default by the Borrower, the Guarantor or Equinox in the performance or observance of any other covenant, agreement or provision of this Agreement or any other Loan Document that is not cured within a period of fifteen (15) days after the earlier of (a) knowledge by the Borrower of such default or (b) delivery of written notice from the Lender of such default;

(j)                              if any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, the Borrower, the Guarantor or Equinox, as applicable, or the Borrower, the Guarantor or Equinox shall so state in writing or shall seek to terminate any Loan Document;

(k)                           the Borrower, the Guarantor or Equinox shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower, the Guarantor or Equinox or for a substantial part of its or his property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) in the case of the Borrower or Equinox, take limited liability company or other entity action for the purpose of effecting any of the foregoing;

(l)                               an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or Equinox, or of a substantial part of its property, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower or Equinox or for a substantial part of its property or (iii) the winding-up or liquidation of the Borrower or Equinox, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

(m)                       a judgment or order for the payment of money shall be entered against the Borrower or the Guarantor by any court which, when taken together with all other judgments and orders, exceeds $10,000 and either (i) such judgment or order shall continue undischarged for a period of 30 days during which execution shall not be effectively stayed (pursuant to appeal, bond or otherwise) or (ii) enforcement proceedings shall have been commenced upon such judgment or order;

(n)                           any substantial part of the property of the Borrower being sequestered or attached and not being returned to the possession of the Borrower or released from such attachment within thirty (30) days;

(o)                           the Borrower’s, the Guarantor’s or Equinox’s failure to observe or perform any material term, covenant or agreement contained in any other material agreement by which it is bound evidencing or securing borrowed money or advances and its failure to cure such default or failure within any applicable grace period, as would, or would have permitted the holder or holders thereof or any obligations issued thereunder to accelerate the maturity thereof; or

(p)                                 Richman Chemical Inc. exercises any of its rights or remedies under that certain Consolidated Loan and Phantom Equity Agreement dated as of December 1, 2011 (the “Richman Equity Agreement”), by and between Equinox and Richman Chemical Inc., including exercising its option to purchase or redeem the “Phantom Equity” (as defined in the Richman Equity Agreement.

8.2                               Remedies.  Upon the occurrence of an Event of Default and continuation thereof beyond any applicable cure period, the Lender may, at its option, declare the Loan to be due and payable, whereupon the maturity of the then unpaid balance of the Loan shall be accelerated and the same and all interest accrued thereon shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding, and the holder may exercise and shall have any and all rights and remedies available under applicable law and the Loan Documents.  For the avoidance of doubt, the Lender agrees that, unless and until an Event of Default has occurred and is continuing, it shall not (i) exercise (or request that the Borrower exercise) any right to demand payment in full under Section 1(c) of the Master Intercompany Promissory Note, (ii) give a Notice of Exclusive Control (as defined in the Deposit Account Control Agreement) with regard to the Borrower’s bank accounts or (iii) sell or otherwise negotiate to a holder the Master Intercompany Promissory Note.  Notwithstanding the foregoing, the Lender shall be permitted to transfer or assign its liens on and security interest in any or all of the Collateral in connection with a transfer or assignment of its rights under this Agreement pursuant to Section 9.8 hereof.

8.3                               Right to Cure.  If the Borrower, the Guarantor or Equinox shall be in default in the timely payment or performance of any of its or his obligations under this Agreement or any other Loan Document, at the Lender’s option the Lender may pay the sums (or any portion thereof) for which the Borrower, the Guarantor or Equinox is obligated.  Any amounts so advanced, paid or expended shall be deemed advances of the Loan (even though when added to other advances the sum thereof may exceed the original principal amount of the Loan), shall bear interest from the date advanced, paid or expended at the Default Rate and be secured by the Collateral and its payment enforced as if it were a part of the original debt.  Any such sum expended, paid or advanced shall be at the Lender’s sole option and not constitute a waiver of any default or right arising from the breach by the Borrower, the Guarantor or Equinox of any covenant or agreement contained in this Agreement or any other Loan Document.

8.4                               Remedies Not Exclusive.  No right or remedy herein conferred upon the Lender is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Agreement, and every such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise may be exercised separately or in any combination.

8.5                               No Waiver of Rights or Remedies.  No course of dealing by and among the Borrower, the Guarantor and Equinox and the Lender or any failure or delay on the Lender’s part in exercising any rights or remedies hereunder or under any other Loan Document shall operate as a waiver of any rights or remedies of such parties and no single or partial exercise of any rights or remedies hereunder or thereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder.

8.6                               Confidentiality and Lender’s Duty with Respect to Collateral.  As long as no Event of Default has occurred and is continuing, the Lender shall hold all intellectual property confidential.  Upon the occurrence of any Event of Default, the Lender shall have the right to license, sell, use or dispose of all or any portion of such intellectual property in the exercise of any and all rights and remedies available under applicable law and the Loan Documents.  The Lender shall use reasonable care in the custody and preservation of Collateral in its possession and deal with it in the same manner as the Lender deals with similar property for its own account.

8.7                               Power of Attorney.  The Borrower irrevocably authorizes the Lender at any time after an Event of Default has occurred in the sole discretion of the Lender and appoints the Lender as its attorney in fact to (i) indorse and collect any cash proceeds of the Collateral, (ii) enforce payment of any and all instruments, accounts and receivables, including any payment under the Master Intercompany Promissory Note, in the name of the Lender or the Borrower, (iii) apply the proceeds of any Collateral received by the Lender to the Secured Obligations and (iv) do all other acts and things necessary to carry out this Agreement.  This power of attorney being coupled with an interest is irrevocable while any of the Secured Obligations remain outstanding.

ARTICLE IX
Miscellaneous

9.1                               Costs, Expenses and Attorney’s Fees.  The Borrower shall pay to the Lender immediately upon demand the full amount of all out-of-pocket costs and expenses, including the reasonable attorney’s fees of the Lender’s counsel, costs of experts, closing costs (including, but not limited to recording fees and taxes) and all other expenses, incurred by the Lender (i) in connection with the negotiation, preparation, amendment, modification, renewal, restatement and replacement of this Agreement and each of the other Loan Documents, including attending conferences or other meetings to discuss or negotiate any of the foregoing, (ii) upon the occurrence of an Event of Default, or of circumstances which, if left uncured, would result in an Event of Default, the costs of additional appraisals, environmental studies and legal reviews, such costs to be incurred for reasonable cause, (iii) in the perfection, preservation, protection and continuation of the liens granted to the Lender herein and pursuant to the Pledge Agreement, and the custody, preservation and protection of any of the collateral described herein and therein, (iv) in the administration and collection of the Loan, (v) in the pursuit by the Lender of its rights and remedies under the Loan Documents and applicable law and (vi) in defending any counterclaim, cross-claim or other action, or participating in any bankruptcy proceeding, mediation, arbitration, litigation or dispute resolution of any other nature involving the Lender, the Borrower, the Guarantor or any of the collateral described herein or in the Pledge Agreement, except, in the case of this clause (vi), to the extent caused by the Lender’s gross negligence or willful misconduct.  All costs, legal or otherwise, incurred by the Lender in making the Original Loan and the Loan available to the Borrower shall be paid by the Borrower.  All amounts due under this Section shall be payable immediately after written demand (in reasonable detail) therefor, and any unpaid amounts will be added to the principal balance of the Loan.

9.2                               Survival of Representations and Warranties, etc.  All agreements, representations and warranties contained herein or made in writing by the Borrower, the Guarantor and Equinox or on behalf of the Borrower, the Guarantor and Equinox in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement.  All statements contained in any certificate or other document or instrument executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations by the Borrower hereunder.

9.3                               Notices.  All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall (unless otherwise indicated) be given or made by telecopy or in writing and telecopied, mailed or delivered to the intended recipient at the address of such party as follows (and in all events where an email address appears below, shall be simultaneously emailed to such address):

(i)                                     if to the Lender at:

c/o Zep Inc.

1310 Seaboard Industrial Blvd.

Atlanta, GA 30318

Attn: Robert Collins

404.603.7568/Office

404.367.4094/Fax

with a copy to:

Philip A. Theodore

Vice President, General Counsel

Zep Inc.

1310 Seaboard Industrial Blvd, NW

Atlanta, Georgia  30318

phil.theodore@zep.com

404.603.7952 / Office

404.367-4153 / Fax

(ii)                                  if to the Borrower, at:

ADCO Products, LLC

1909 W. Oakridge Drive

Albany, GA  31707

Attn: Mark Grimaldi

229.420.3886/Office

229.317.3584/Fax

with a copy to:

Huff Croxton, Esquire

Perry & Walters, LLP

P. O. Box 71209

Albany, Georgia 31708

hcroxton@perrywalters.com

229.439.4000/Office

229.436.1417/Fax

9.4                               Amendments and Waivers.  Except as otherwise provided herein, neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of the Borrower and the Lender as evidenced by a written amendment to or waiver of the terms of this Agreement executed by each of the Borrower and the Lender.  Any and all Events of Default which have occurred or existed under the Original Loan Agreement prior to the Closing Date are hereby waived by the Lender.

9.5                               Severability.  If any term, covenant or condition of this Agreement, or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other Persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.6                               Governing Law; Binding Nature; etc.  This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.  All the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether so expressed or not.  This Agreement (with the exhibits and schedules annexed hereto) embodies the entire agreement and understanding between the Lender and the Borrower and supersedes all prior agreements and understandings relating to the subject matter hereof.  The headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.7                               Right to Set Off.  The Lender shall have the right, immediately and without further action by it, to set off against any obligation of the Borrower to the Lender all money owed by the Lender in any capacity to the Borrower, whether or not due.  The Lender shall be deemed to have exercised such right of set off and to have made a charge against any such money immediately upon the occurrence of any Event of Default even though such charge is made or entered on the books of the Lender subsequent thereto.

9.8                               Successors and Assigns.

(a)                           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender.  Any attempted assignment or transfer by the Borrower without such consent shall be null and void.

(b)                           The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loan and its rights under the Warrant Agreements) without consent of the Borrower, the Guarantor or Equinox.  Upon the execution and delivery of an assignment agreement by the Lender and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall become a party to this Agreement and the other Loan Documents and shall have the rights and obligations of the Lender under this Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent.

9.9                               No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed to have the effect of creating between the Borrower and the Lender the relationship of principal or agent, or of a partnership or joint venture.

9.10                        RELEASE.

(a)                           NEITHER THE BORROWER, THE GUARANTOR, EQUINOX OR ANY AFFILIATES THEREOF (THE “RELEASORS”), HAS ANY CLAIM FOR DAMAGES OR CAUSE OF ACTION AGAINST THE LENDER OF ANY AFFILIATES THEREOF (OR ANY DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS OF THE LENDER)(COLLECTIVELY “CURRENT CLAIMS”), AND (ii) THE LENDER HAS HERETOFORE PROPERLY PERFORMED AND SATISFIED IN A TIMELY MANNER ALL OF ITS OBLIGATIONS TO THE BORROWER, THE GUARANTOR AND EQUINOX.  NOTWITHSTANDING THE FOREGOING, THE BORROWER WISHES TO ELIMINATE ANY POSSIBILITY THAT ANY PAST CONDITIONS, ACTS, OMISSIONS, EVENTS OR CIRCUMSTANCES WOULD IMPAIR OR OTHERWISE ADVERSELY AFFECT THE LENDER’S RIGHTS, INTERESTS, SECURITY AND/OR REMEDIES UNDER THE LOAN DOCUMENTS.  ACCORDINGLY, FOR AND IN CONSIDERATION OF THE AGREEMENTS CONTAINED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RELEASORS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE AND RELEASE ANY AND ALL CURRENT CLAIMS, WHETHER ASSERTED OR UNASSERTED, WHICH SUCH PARTY MAY HAVE AGAINST THE LENDER, ANY AFFILIATES OF THE LENDER OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS OF THE LENDER (COLLECTIVELY, THE “RELEASED PARTIES”) ARISING FROM ANY ACTS OR OMISSIONS OF THE LENDER WITH RESPECT TO THE COLLATERAL, THE LOAN DOCUMENTS OR ANY OTHER OBLIGATIONS OF THE LENDER.  THE BORROWER REPRESENTS AND WARRANTS THAT THE FOREGOING CONSTITUTES A FULL AND COMPLETE RELEASE OF ALL CURRENT CLAIMS; PROVIDED HOWEVER, THAT THE FOREGOING RELEASE SHALL NOT APPLY TO ANY CLAIMS FIRST ARISING AFTER THE EXECUTION AND DELIVERY OF THIS AGREEMENT WITH RESPECT TO ACTS OR EVENTS OCCURRING THEREAFTER.  FOR PURPOSES OF THE RELEASE CONTAINED IN THIS CLAUSE (A), ANY REFERENCE TO ANY RELEASOR SHALL MEAN AND INCLUDE, AS APPLICABLE, SUCH PERSON’S SUCCESSORS AND ASSIGNS, INCLUDING, WITHOUT LIMITATION, ANY RECEIVER, TRUSTEE OR DEBTOR-IN-POSSESSION, ACTING ON BEHALF OF SUCH PERSON.  AS TO EACH AND EVERY CLAIM RELEASED HEREUNDER, THE BORROWER HEREBY

REPRESENTS THAT IT HAS RECEIVED THE ADVICE OF LEGAL COUNSEL WITH REGARD TO THE RELEASES CONTAINED HEREIN AND AGREES THAT, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, NO COMMON LAW OR STATUTORY RULE OR PRINCIPLE SHALL AFFECT THE VALIDITY OR SCOPE OR ANY OTHER ASPECT OF SUCH RELEASE.

(b)                           THE BORROWER, ON BEHALF OF ITSELF AND ITS SUCCESSORS, ASSIGNS, AND OTHER LEGAL REPRESENTATIVES, HEREBY ABSOLUTELY, UNCONDITIONALLY AND IRREVOCABLY, JOINTLY AND SEVERALLY, COVENANTS AND AGREES WITH EACH RELEASED PARTY THAT IT WILL NOT SUE (AT LAW, IN EQUITY, IN ANY REGULATORY PROCEEDING OR OTHERWISE) ANY RELEASED PARTY ON THE BASIS OF ANY CLAIM RELEASED, REMISED AND DISCHARGED BY EACH OF THE BORROWER AND THE GUARANTOR PURSUANT TO SECTION 9.10(A) ABOVE.

9.11                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12                        Effect of Restatement.  This Agreement amends, restates and replaces in its entirety the Original Loan Agreement.  All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Original Loan Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein.  The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents executed and delivered in connection herewith do not constitute a novation or termination of the “Secured Obligations” (as defined in the Original Loan Agreement) under the Original Loan Agreement as in effect prior to the Closing Date and (b) such “Secured Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed as of the day and year first above written.

ADCO PRODUCTS, LLC, a Georgia limited liability company

By:	/s/ Mark R. Grimaldi
Its:	Manager

ACUITY SPECIALTY PRODUCTS, INC., a Georgia corporation

By:	/s/ Robert P. Collins
Its:	Vice President, Chief Administrative Officer

APPENDIX A

RULES OF USAGE AND DEFINITIONS

Rules of Usage

The following rules of usage shall apply to this Appendix A and the Loan Documents unless otherwise required by the context:

(a)                                 All personal pronouns, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

(b)                                 Unless otherwise indicated, references within any document to articles, sections, subsections, paragraphs, clauses, subclauses, schedules or exhibits shall refer to the corresponding article, section, subsection, paragraph, clause, subclause, schedule or exhibit in or to such document.

(c)                                  Except where specifically restricted, reference to any Person includes that Person and its heirs, devisees, personal representatives, successors and permitted assigns.

(d)                                 The headings, subheadings and table of contents are solely for convenience of reference and shall not constitute a part of any such document; nor shall they affect the meaning, construction or effect of any provision thereof.

(e)                                  Whenever any representation set forth in any document is qualified by the phrase “to the Company’s knowledge,” such phrase indicates only that no facts or information have come to the Company’s attention that would give the Borrower actual knowledge or actual notice that any such representation is not accurate and complete.

(f)                                   An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been waived in writing pursuant to an amendment to or waiver of the Loan Agreement duly executed and delivered by each of the Lender and the Borrower.

(g)                                  Except as otherwise expressly provided, reference to any agreement means such agreement as amended, modified or supplemented from time to time in accordance with the applicable provisions thereof.

(h)                                 All capitalized terms used herein and defined in the Uniform Commercial Code as adopted in the State of Georgia from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.

Definitions

The following terms shall have the following meanings in the Loan Documents unless otherwise required by the context:

“Acquisition” shall mean the acquisition by the Borrower of certain of the assets of the Seller, pursuant to an Asset Purchase Agreement dated as of November 30, 2011, by and between the Borrower (as successor by assignment to Equinox) and the Seller.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under direct or indirect common control with, such Person, and, if such Person is an individual, any member of the immediate family of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person which is controlled by any such member or trust.  As used herein, the term “control”(and like terms) when used with respect to any Person, means the direct or indirect beneficial ownership of more than ten percent (10%) of the outstanding voting securities or voting equity of such Person or possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities or by contract or otherwise.

“Approved Affiliate Transactions” shall mean the following activities by and between the Borrower and Equinox that are conducted in the ordinary course of business: (i) product production consisting of finished goods produced each month at standard cost per the batch sheets, which includes a daily production charge for the packaging labor and overhead not included in the batch sheet values, (ii) payment of administrative fees consisting of the labor estimated each month for administrative services (including accounting, purchasing, lab, sales and management support) provided by Equinox employees to the Borrower, (iii) shared invoices contracted on a group basis and split between the Borrower and Equinox (including property insurance, cell phone services, rent, and travel and (iv) merchant card activities.

“Borrower” shall have the meaning set forth in the preamble of the Loan Agreement.

“Borrower Warrant Agreement” shall have the meaning set forth in the preamble of the Loan Agreement.

“Capital Expenditures” shall mean all payments in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, in each case, calculated in accordance with GAAP.

“Closing Date” shall mean the date on which all of the conditions set forth in Section 2.1 of the Loan Agreement have been satisfied.

“Collateral” shall mean of all of Borrower’s personal property of any kind or character, whether tangible or intangible, including without limitation, all of the Borrower’s right, title and interest in and to the following:(i) all Goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General intangibles, Commercial tort claims, Documents, instruments (including any Promissory notes), Chattel paper (whether tangible or electronic), cash or cash equivalents, Deposit accounts, Fixtures, Letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other Investment property, intellectual property (including trademarks, patents and copyrights), Supporting obligations and financial assets, whether now owned or hereafter acquired, wherever located; and (ii) all Borrower’s books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, Proceeds and insurance proceeds of any or all of the foregoing.

“Default Rate” shall have the meaning set forth in Section 1.3(b) of the Loan Agreement.

“EBIT” shall mean earnings before interest and taxes, in each case, calculated in accordance with GAAP, plus the Borrower’s transition expenses associated with the original acquisition and relocation of the Borrower’s assets from Missouri and the start-up of operations in Albany, Georgia, in each case, expensed in the calendar year ending December 31, 2012.

“Environment” means waters of the United States, surface water, groundwater, drinking water supply, land surface or subsurface strata, or ambient air within the United States.

“Environmental Laws” means any federal, state or local law, statute, code, ordinance, regulation, rule, order, judgment, or decree that relates to the use, treatment, storage, disposal, emission, discharge, release, or threat of release of Hazardous Material, the protection of human health, the protection of the Environment, or the conservation of natural or cultural resources, including without limitation all common laws of nuisance or trespass.

“Equinox” shall mean Equinox Chemicals, LLC, a Georgia limited liability company.

“Equinox Warrant Agreement” shall have the meaning set forth in the preamble of the Loan Agreement.

“Escrow Agent” shall have the meaning set forth in Section 2.2(b) of the Loan Agreement.

“Event of Default” shall mean any one or more of the events set forth in Section 8.1 of the Loan Agreement.

“Guarantor” means Mark R. Grimaldi, an individual resident of the City of Albany, State of Georgia.

“Guaranty” shall mean that certain Guaranty dated as of December 19, 2011, by the Guarantor in favor of the Lender, as ratified and affirmed pursuant to that certain Reaffirmation and Acknowledgment of Guaranty and Pledge Agreement and First Amendment to Pledge Agreement dated as of February 28, 2013.

“Hazardous Materials” means any substance, chemical, material, or waste that is identified or defined as hazardous, dangerous, or toxic or otherwise regulated by an Environmental Law, including without limitation petroleum products, asbestos, polychlorinated biphenyls, infectious medical waste, and urea formaldehyde.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Indemnitee Parties” shall have the meaning set forth in Section 5.9 of the Loan Agreement.

“Interest Rate” shall have the meaning set forth in Section 1.3(a) of the Loan Agreement.

“Keyman Life Insurance Requirement” shall have the meaning set forth in Section 5.6(b) of the Loan Agreement.

“Lender” shall have the meaning set forth in the preamble of the Loan Agreement.

“Lender Financing Facility” shall mean that certain Credit Agreement dated as of July 15, 2010, by and among the Lender, certain affiliates of the Lender, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the administrative agent, as the same may be amended, restated, amended and restated, supplemented, refinanced, replaced (whether by way of a substitute credit agreement, indenture or otherwise) or otherwise modified from time to time.

“Loan” shall have the meaning set forth in Section 1.2 of the Loan Agreement.

“Loan Agreement” shall mean the Amended and Restated Loan and Security Agreement dated as of February 28, 2013, by and between the Borrower and the Lender.

“Loan Documents” shall mean the Loan Agreement, the Guaranty, the Pledge Agreement, the Warrant Agreements, the Intercompany Promissory Note, the Collateral Assignment of Non-Compete and Non-Solicitation Agreement and all other documents, instruments and agreements delivered in connection with the transactions contemplated by the Loan Agreement.

“Master Intercompany Promissory Note” shall mean that certain Master Intercompany Promissory Note dated as of the date hereof, executed by Equinox in favor of the Borrower, as may be amended, restated, supplemented or otherwise modified from time to time.

“Maturity Date” shall mean the earlier of (i) February 28, 2018 and (ii) the date of the acceleration of the Secured Obligations pursuant to Section 8.2.

“Original Loan Agreement” shall have the meaning set forth in the preamble of the Loan Agreement.

“Person” means and includes any natural person, corporation, limited partnership, general partnership, limited liability company, joint venture, joint stock company, association, company, trust, bank, trust company, land trust, insurance trust or other organization, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pledge Agreement” shall mean the Pledge Agreement dated of December 19, 2011, by and between the Guarantor and the Lender, as ratified and affirmed pursuant to that certain Reaffirmation and Acknowledgment of Guaranty and Pledge Agreement and First Amendment to Pledge Agreement dated as of February 28, 2013.

“Prime Rate” shall mean the prime interest rate as published in the daily week-day edition of the Wall Street Journal.  The Prime Rate for weekends and holidays shall be the rate as published on the most recent day of publication of the week-day edition.

“Secured Obligations” shall mean, in each case whether now in existence or hereafter arising, (a) the principal of and interest and other charges on the Loan, (b) the obligations of the

Guarantor under each of the Guaranty and the Pledge Agreement, (c) the obligations of the Borrower under the Borrower Warrant Agreement, (d) the obligations of Equinox under the Equinox Warrant Agreement and (e) all indebtedness, liabilities, obligations, covenants and duties of the Borrower, the Guarantor and Equinox to the Lender of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated and whether or not evidenced by any note and whether or not for the payment of money, arising under or in respect of the Loan Agreement, the Guaranty, the Warrant Agreements, the Pledge Agreement or any of the other Loan Documents.

“Seller” shall mean ADCO Cleaning Products, LLC, a Delaware limited liability company.

“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured: (i) the fair saleable value of its assets (inclusive of goodwill) is in excess of (a) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (b) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (iii) it is able to meet its debts as they mature.  In determining whether the Guarantor is Solvent, the subrogation rights that the Guarantor will have against the Borrower shall be taken into account without regard to any restrictions on exercising such subrogation rights contained in the Guaranty.

“Warrant Agreements” shall have the meaning set forth in the preamble of the Loan Agreement.